Registration No. 333-14459
                                                  Rule 424 (b)(2)

REVISED PRICING SUPPLEMENT No. 23 Dated May 29, 1997 (To Prospectus dated November 18, 1996)

                         $3,000,000,000

     H O U S E H O L D  F I N A N C E  C O R P O R A T I O N

                        Medium Term Notes

           Due Nine Months or More from Date of Issue
                        ________________

Principal Amount:  $25,000,000

Price to Public:   100%       Proceeds to HFC:  100%

Issue Date:   June 3, 1997    Stated Maturity:  June 3, 1998

Redeemable On or After:  Not Applicable.

Initial Interest Rate:  To be determined on May 30, 1997.

Interest Rate Basis:  LIBOR Telerate.

Spread or Spread Multiplier:  Flat  .00% (-0- basis points).

Interest Payment Dates:  On the 3rd of each month, commencing
     July 3, 1997, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding
     Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Index Maturity:  One month.

Agent:  Not Applicable.

Agent's Discount or Commission:  Not Applicable.


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